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                                                                   EXHIBIT 10.59

SVG
August 31, 1999

STRICTLY CONFIDENTIAL

Mr.  Jeffrey M. Kowalski
20 Barneburg
Dove Canyon, CA 92679

Dear Jeff:

I am very pleased that you, as President, will be taking on the challenge of managing the newly integrated Thermal Systems, LLC at Scotts Valley, CA. Your current remuneration and perquisites will continue.

Based on the current business plan, the Orange, CA facility expects closure by the end of March, 2000. Between now and March, 2000, SVG will reimburse you for temporary living and reasonable meal expenses while you are at the Scotts Valley location and your family is resident in Orange.

In consideration for relocating your family from Dove Canyon, CA to the Scotts Valley, CA area, SVG agrees to provide you with Category III of SVG's Relocation Guideline (attached). This relocation assistance is in effect April 1, 2000 and good for a 6 month period. In addition, to assist you with the purchase of a new residence, SVG agrees to provide you with a loan in the amount of $250,000, forgivable monthly over a sixty (60) month period provided you are in good standing with the company. In the event that you voluntarily leave the employ of the company within this 60 month period, you will be required to pay back on a pro-rata basis, any remaining balance, plus interest at the federal applicable rate for August, 1999 of 7.2%.

So that you will be tax neutral, any taxable reimbursed expenses associated with your relocation will be grossed-up. Since the federal and California tax laws may differ on the treatment of certain reimbursements, I strongly recommend you consult your tax advisor.

Jeff, I look forward to your contributions in this new opportunity and have confidence that it will be a successful journey. Please sign this letter where indicated to confirm your understanding of the above terms.

Sincerely,



------------------------------                   -------------------------------
Papken S. Der Torossian                          Jeffrey M. Kowalski
Chairman and                                     President, Thermal Systems LLC
Chief Executive Officer